Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 21, 2023, with respect to the consolidated financial statements of Hannon Armstrong Sustainable Infrastructure Capital, Inc., and the effectiveness of internal control over financial reporting of Hannon Armstrong Sustainable Infrastructure Capital, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

December 8, 2023